Exhibit 10.2

ESCROW AGREEMENT

ESCROW AGREEMENT, dated April 18, 2012, by and between Kat Gold Holdings, Inc., a  corporation organized under the laws of the State of Nevada with offices at 1149 Topsail Road, Mount Pearl, Newfoundland AIN 5G2 Canada (the “Purchaser”), Thomas Brookes, an individual with an address at PO Box 2186, Inuvik X0ET0V (“Brookes”), Matthew Sullivan, an individual with an address at 202-15388 24th Avenue, Surrey, BC V4A 2J2 (“Sullivan”; Brookes and Sullivan are hereinafter referred to as the “Sellers”), and Gracin & Marlow, LLP, attorneys at law, a New York limited liability partnership with an address at 405 Lexington Avenue, 26th Floor, New York, New York 10174, as escrow agent (the “Escrow Agent”).

WHEREAS, the Purchaser, Global Gold Incorporated, a corporation organized under the laws of the Province of British Columbia (the “Company”), and the Sellers are parties to that certain Securities Purchase Agreement, dated the date hereof (the “Purchase Agreement”), that provides, among other things, that the Purchaser shall deposit in escrow certificates representing One Hundred Eighteen Million Two Hundred Sixty-Three Thousand One Hundred Fifty-Eight (118,263,158)  shares of common stock, par value $0.001 per share, of the Purchaser (the “Escrowed Shares”) to be held in escrow and released to the Sellers in accordance with the terms hereof;

WHEREAS, the Purchaser and the Sellers wish for the Escrowed Shares to be deposited with the Escrow Agent pursuant to the terms of this Escrow Agreement; and

WHEREAS, the Escrow Agent is willing to act as escrow agent pursuant to the terms of this Escrow Agreement with respect to the Escrowed Shares.

NOW THEREFORE, in consideration of the premises and the covenants and agreements set forth herein, and for other good and valuable consideration, the receipt and sufficiency of which is hereby acknowledged, the parties hereto agree as follows:

1.

Establishment of Escrow Account.

(a)

Deposit into Escrow. The Purchaser shall deposit the Escrowed Shares with the Escrow Agent on the date hereof.

(b)

Acceptance. Upon receipt of the Escrowed Shares from the Purchaser, the Escrow Agent agrees to hold the Escrowed Shares in accordance with the terms and conditions of this Escrow Agreement (the “Escrow”).

2.

Release from Escrow.

(a)

The Escrow Agent shall deliver  all of the Escrowed Shares to the Sellers: (i) upon receipt of a notice from the Purchaser to the Escrow Agent in accordance with the notice provisions in paragraph 8 hereof stating that the Purchaser has received revenues of at least One Million Dollars ($1,000,000) from the production of the Ekom Eya mine in Ghana (the “Milestone”); or (ii) upon receipt of a notice from the Sellers (the “ Sellers’ Notice”) to the Escrow Agent and Purchaser in accordance with the notice provisions in paragraph 8 hereof stating that the Purchaser has achieved the  Milestone; provided, that the Escrow Agent concurrently sends a confirmation copy of the Sellers’ Notice to the Purchaser in accordance with the notice provisions in paragraph 8 hereof and the Escrow Agent does not receive within fifteen (15) days after sending of the Sellers’ Notice to the Purchaser a written notice from the Purchaser objecting to such release.  Notwithstanding the foregoing, on the date that is two (2) years from the date hereof, the Escrow Agent shall release and return to the Purchaser for cancellation all of the Escrowed Shares if the Milestone is not achieved by such date, unless otherwise agreed to in writing by the Company and the Sellers.

 (b)

If the Escrow Agent receives an objection to the release of the Escrowed Shares, then the Escrow Agent will not release the Escrowed Shares but will continue to hold the Escrowed Shares until directed to cause the delivery of the Escrowed Shares either: (i) by joint written notice to the Escrow Agent by the Purchaser and the Sellers (which may be signed in counterparts); (ii) a final order of the applicable arbitrator or court unless such order is appealed and execution on such order is stayed, in which case a final order of the court considering such appeal or such motion is vacated; or (iii) otherwise required by laws or court order.

3.

Termination of this Escrow Agreement. This Escrow Agreement shall terminate when the Escrowed Shares shall have been distributed as above provided.

4.

Rights and Duties of Escrow Agent.

(a)

Duties Limited. The Escrow Agent undertakes to perform only such duties as are expressly set forth herein, which duties, as hereinabove set forth in Sections 1, 2 and 3 hereof, shall terminate upon the release of the Escrowed Shares as contemplated above. The parties hereto acknowledge that the duties to be performed by the Escrow Agent hereunder are of a ministerial nature only, and that the Escrow Agent shall not be liable for any error, omission or action taken by it unless such error, omission or action was the result of the Escrow Agent's gross negligence or willful default.

(b)

Reliance. The Escrow Agent may rely upon, and shall be protected in acting or refraining from acting upon, any written notice, instruction or request furnished to it hereunder and believed by it to be genuine and to have been signed or presented by the Purchaser and the Sellers, provided that any modification of this Escrow Agreement shall be required to be signed by the Purchaser, the Sellers and the Escrow Agent.

(c)

Good Faith. The Purchaser and the Sellers shall jointly indemnify the Escrow Agent and hold it harmless from and against any loss, liability or expense incurred without gross negligence or bad faith on its part, arising out of or in connection with the Escrow Agreement, including the costs and expenses of defending itself against any such claim or liability. The Escrow Agent may consult with counsel of its own choice, and shall have full and complete authorization and no liability for any action taken or suffered by it hereunder in good faith and in accordance with the opinion of such counsel.

(d)

Disputes. It is understood and agreed that should any dispute arise, the Escrow Agent is authorized and directed to retain the Escrowed Shares or deposit them with a court of competent jurisdiction, until the dispute shall have been settled either by mutual written agreement of the parties concerned or a by a final order, decree or judgment of a court of competent jurisdiction after the time for appeal has expired and no appeal has been perfected, but the Escrow Agent shall be under no duty whatsoever to institute or defend any such proceedings. In addition, the Escrow Agent is acting, and may continue to act, as counsel to the Purchaser in connection with the subject transaction, including in connection with any dispute as to the proper application of the Escrowed Shares, whether or not the Escrowed Shares are being held by the Escrow Agent or have been delivered to a successor escrow agent or a court of competent jurisdiction.

5.

Resignation; Successor Escrow Agent.

(a)

Resignation. The Escrow Agent may resign at any time by giving five days' notice of such resignation to the Purchaser and the Sellers. Thereafter, such original Escrow Agent shall have no further obligation hereunder except to hold the Escrowed Shares. In such event the original Escrow Agent shall refrain from taking any action until it shall receive joint written instructions from The Purchaser and the Sellers designating a successor escrow agent. Upon receipt of such instructions, the Escrow Agent shall promptly deliver the Escrowed Shares to such successor escrow agent and shall thereafter have no further obligations hereunder.  Notwithstanding the foregoing, the Escrow Agent in its sole discretion may at any time after its resignation deposit the Escrowed Shares with a court of competent jurisdiction.

(b)

Successor Escrow Agent. The Purchaser and the Sellers together shall have the right to terminate the appointment of the Escrow Agent hereunder by giving notice in writing of such termination to the Escrow Agent, specifying the date upon which such termination shall take effect. In the event of such termination, the Purchaser and the Sellers agree that they will jointly appoint a successor escrow agent at or before the time such notice becomes effective, and the Escrow Agent hereby agrees that it shall turn over and deliver the Escrowed Shares to such successor escrow agent. Upon delivery of the Escrowed Shares, the Escrow Agent shall be discharged of any further duties under this Escrow Agreement.

6.

Fee and Expenses of the Escrow Agent.

(a)

As payment for its services hereunder, the Escrow Agent shall receive a fee in the amount of Two Thousand Five Hundred Dollars ($2,500), which shall be split equally by the Purchaser and the Sellers and be payable in cash or by wire transfer of immediately available funds upon execution of this Escrow Agreement.

(b)

The Purchaser and the Sellers shall reimburse the Escrow Agent for all necessary expenses, disbursements and advances (including reasonable attorneys' fees) incurred or made by it in connection with carrying out its duties hereunder. The liability of the Purchaser and the Sellers under this Section 6 shall be joint and several.

7.

Waivers and Modifications. This Escrow Agreement may be amended, modified, extended, superseded or canceled, and any of the terms, covenants, representations, warranties or conditions hereof may be waived, only by a written instrument executed by all of the parties hereto. The failure of any party at any time or times to require performance of any provision hereof shall in no manner affect the right of such party at a later time to enforce the same. No waiver by any party of the breach of any term, covenant, representation or warranty contained in this Escrow Agreement as a condition to such party's obligation hereunder shall release or affect any liability resulting from such breach, and no waiver of any nature, whether by conduct or otherwise, in anyone or more instances, shall be deemed to be construed as a further or continuing waiver of any such condition or breach, a waiver of any other condition or a waiver of any breach of any other condition, term, covenant, representation or warranty of this Escrow Agreement.

8.

Notices. Any notice, demand or other communication required or permitted to be given pursuant to this Escrow Agreement shall have been sufficiently given for all purposes (a) if delivered personally to the party or to an executive officer of the party to whom such notice, demand or other communication is directed on the date of such personal delivery; or (b) if sent by registered or certified mail, postage prepaid, addressed to the party to whom such notice, demand or other communication is directed at its address set forth below on the fifth business day after the date on which it was deposited in a regularly maintained receptacle for the deposit of United States mail; or (c) if sent by facsimile transmission, on the date of such transmission, if confirmed as received that day by the receiving party, and the original notice is sent that day by first class mail, postage prepaid.

If to the Purchaser:

1149 Topsail Road

Mount Pearl, Newfoundland

AIN 5G2 Canada

Facsimile: ___________

Attention: Kenneth Stead

kstead@katexploration.com

If to the Sellers:

202-15388 24th Avenue

Surrey, BC V4A 2J2

Facsimile: ____________

Attention: Matthew Sullivan

msullivan@sullivanassociates.ca

If to the Escrow Agent:

Gracin & Marlow, LLP

405 Lexington Avenue, 26th Floor

New York, New York 10174

Facsimile: (212) 208-4657

Attention:  Leslie Marlow

lmarlow@gracinmarlow.com

9.

No Assignment. This Escrow Agreement shall be binding upon the successors and permitted assigns of the parties hereof. No assignment of any rights or delegation of any obligations provided for herein may be made by any party hereto without the express written consent of all other parties hereto, except for the provisions of Section 5 respecting successor escrow agents.

10.

Entire Agreement. This Escrow Agreement contains the entire agreement among the parties hereto with respect to the subject matter hereof, and there are no representations, warranties, understandings or agreements other than those expressly set forth herein.

11.

Further Assurances. If at any time any party hereto shall consider or be advised that any further agreements, assurances or other documents are reasonably necessary or desirable to carry out the provisions hereof and the transactions contemplated hereby, the parties hereto shall execute and deliver any and all such agreements or other documents, and do all things necessary or appropriate to carry out fully the provisions hereof.

12.

Governing Law. The validity of this Escrow Agreement and the rights, obligations and relations of the parties hereunder shall be construed and determined under and in accordance with the laws of the State of New York without giving effect to the conflict of laws rules of such State. ALL PARTIES HEREBY SUBMIT TO THE JURISDICTION OF THE STATE OF NEW YORK IN CONNECTION WITH ANY LEGAL PROCEEDINGS COMMENCED IN CONNECTION WITH THIS ESCROW AGREEMENT.

13.

Counterparts. This Escrow Agreement may be executed in counterparts, each of which shall be deemed an original and all of which together shall constitute one and the same instrument.

14.

Section Headings. The section headings contained in this Escrow Agreement are inserted for purposes of convenience of reference only and shall not affect the meaning or interpretation hereof.

IN WITNESS WHEREOF, the parties have executed this Escrow Agreement as of the date first above written.

PURCHASER:

KAT GOLD HOLDINGS, INC.

By:  /s/ Kenneth Stead

Name: Kenneth Stead

Title: Chief Executive Officer and President

SELLERS:

/s/ Thomas Brookes

THOMAS BROOKES

/s/ Matthew Sullivan

MATTHEW SULLIVAN

ESCROW AGENT:

GRACIN & MARLOW, LLP

By:  /s/ Leslie Marlow

Name:  Leslie Marlow

Title: Partner